October 29, 2019

United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated October 29, 2019 of Security Devices International, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Yours truly,

McGovern Hurley LLP

Chartered Professional Accountants
Licensed Public Accountants